EXHIBIT 10.2

Notice of Grant of Restricted Stock Units
and
Restricted Stock Unit Agreement

<<Name>> <<Address>> <<City>>, <<State>> <<ZIP>> <<Country>>	RS No.: <<Grant #>> Plan: 2007 ID: <<Emp ID>> Location: <<Business Unit>>

Effective Febuary 29, 2008, pursuant to the 2007 Long-Term Incentive Plan (the “Plan”) you have been granted <<Unit Total> Restricted Stock Units which constitute the right to receive <<Unit Total>> shares (the “Shares”) of Common Stock of Textron Inc.  This grant is governed by the Restricted Stock Unit Terms and Conditions (2/2008) and the Plan, both of which are available on the Textron Enterprise Intranet and is subject to the Restricted Stock Unit Non-Competition Agreement (5/2007 version) attached hereto.

The Shares will become vested and issuable to you on the dates shown below, subject to earlier expiration or termination of your Restricted Stock Units as provided in the Restricted Stock Unit Terms and Conditions (2/2008):

Shares	Vest Date
<<Units 1>>	March 1, 2011
<<Units 2>>	March 1, 2012
<<Units 3>>	March 1, 2013
<<Unit Total>>

By your signature and the Company’s signature below, you and the Company agree that this grant is governed by the attached Restricted Stock Unit Terms and Conditions (2/2008)  and the Plan, both of which are available on the Textron Enterprise Intranet.  In addition, you agree that this grant is subject to the Restricted Stock Unit Non-Competition Agreement (5/2007 version) attached hereto, the terms of which are fully incorporated herein.

Please retain a copy of this signed agreement and return the original to your Human Resources Department within 30 days of receipt of this document.

TEXTRON INC.
TEXTRON 2007 LONG-TERM INCENTIVE PLAN
RESTRICTED STOCK UNIT (WITH DIVIDEND EQUIVALENTS)
TERMS AND CONDITIONS
 (2/2008)
______________________________

•
Pursuant to the 2007 Long-Term Incentive Plan (the “Plan”), Textron has awarded to executive the number of Restricted Stock Units set forth on the applicable Notice of Grant signed by Textron and Grantee on the terms and conditions herein set forth. Each Restricted Stock Unit constitutes the right to receive one share (a “Share”) of Common Stock.  As the applicable “Period of Restriction” lapses, Textron will issue to the executive that number of Shares less the number of Shares needed to satisfy required statutory withholding. Shares may be issued in the form of a certificate or a notification to the executive that the Shares are held in a book-entry account on the executive’s behalf.

•
If the executive’s employment with Textron shall terminate for “Cause,” all Shares which may be issued pursuant to the Restricted Stock Units awarded to the executive that are still subject to the applicable “Period of Restriction" shall be forfeited.

•
Except as otherwise provided herein, the executive shall not be entitled to receive Shares if the executive’s employment with Textron ends for any reason prior to the end of the Period of Restriction applicable to such Shares, provided that if the executive’s employment ends prior to such date and at least six months after the date of grant because of “Disability,” death or after the executive has become eligible for “Early or Normal Retirement,” the executive or the executive’s estate will receive a certificate for a “Pro-Rata Portion” of such Shares.

•
Notwithstanding the above, the applicable Period of Restriction for the Shares which may be issued pursuant to this Award shall end immediately upon a “Change in Control” of Textron, as defined in the Plan. In such instance, Textron shall issue the Shares to the executive (or to the executive’s estate in the event of the executive’s death prior to payment) as soon as administratively practical after the Change in Control. Note: Sale of a business unit usually does not constitute a Change in Control as defined in the Plan. If executive’s employment with Textron is involuntarily terminated due to the sale of a business that does not constitute a Change in Control as defined in the Plan, executive’s then un-issued Shares will be forfeited.

•
The number of Shares which may be issued pursuant to the Restricted Stock Units awarded to the executive hereunder shall be equitably adjusted in the event of a stock split, stock dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, or any other corporate event affecting the Common Stock, as provided in the Plan, in order to preserve the benefits or potential benefits intended to be made available to the Grantee.

•	Nothing in this document shall confer upon the executive the right to continue in the employment of Textron or affect any right that Textron may have to terminate the employment of the executive.

•	The Restricted Stock Units shall not be assignable or transferable by the executive. The Shares, once issued to the executive, shall be freely transferable.

•	The executive shall not have voting rights during the period of restriction.

•
The executive’s award of Restricted Stock Units with dividend equivalents shall entitle the executive to receive an amount equal to any cash dividend declared with respect to the number of Shares represented by those Restricted Stock Units, but only to the extent that the Restricted Stock Units have neither been converted to Shares nor been forfeited before the record date for such dividend.  Dividend equivalents are paid at the same rate and same time that dividend on shares of common stock are paid to Textron shareholders.  The dividend equivalent shall be reduced by the amount of any applicable tax withholding, and the net amount shall be paid in cash to the executive.

•	The Restricted Stock Units shall be subject to the terms and conditions of the Plan in all respects.

DEFINITIONS
“Cause”

"Cause" shall mean: (i) an act or acts of willful misrepresentation, fraud or willful dishonesty (other than good faith expense account disputes) by the executive which in any case is intended to result in his or another person or entity’s substantial personal enrichment at the expense of Textron; (ii) any willful misconduct by the executive with regard to Textron, its business, assets or employees that has, or was intended to have, a material adverse impact (economic or otherwise) on Textron; (iii) any material, willful and knowing violation by the executive of (x) Textron's Business Conduct Guidelines, or (y) any of his or her fiduciary duties to Textron which in either case has, or was intended to have, a material adverse impact (economic or otherwise) on Textron; (iv) the willful or reckless behavior of the executive with regard to a matter of a material nature which has a material adverse impact (economic or otherwise) on Textron; (v) the executive's willful failure to attempt to perform his or her duties or his or her willful failure to attempt to follow the legal written direction of the Board, which in either case is not remedied within ten (10) days after receipt by the executive of a written notice from Textron specifying the details thereof; or (vi) the executive's conviction of, or pleading nolo contendere or guilty to, a felony (other than (x) a traffic infraction or (y) vicarious liability solely as a result of his position provided the executive did not have actual knowledge of the actions or in actions creating the violation of the law or the executive relied in good faith on the advice of counsel with regard to the legality of such action or inaction (or the advice of other specifically qualified professionals as to the appropriate or proper action or inaction to take with regard to matters which are not matters of legal interpretation); No action or inaction should be deemed willful if not demonstrably willful and if taken or not taken by the executive in good faith as not being adverse to the best interests of Textron. Reference in this paragraph to Textron shall also include direct and indirect subsidiaries of Textron, and materiality and material adverse impact shall be measured based on the action or inaction and the impact upon, and not the size of, Textron taken as a whole, provided that after a Change in Control, the size of Textron, taken as a whole, shall be a relevant factor in determining materiality and material adverse impact.

“Period of Restriction”

For the purposes of this grant, the Period of Restriction means, for any Share which may be issued pursuant to a Restricted Stock Unit, the period prior to the date on which such Share becomes issuable.

“Early or Normal Retirement”

“Early retirement” with Textron is defined as attainment of age 60 or the completion of 20 years of vesting service or the attainment of age 55 with the completion of 10 years of vesting service. “Normal retirement” with Textron is age 65.

“Disability”

“Disability", shall mean, for purposes of this award, the inability of the executive to engage in any substantial gainful activity due to injury, illness, disease, bodily or mental infirmity which can be expected to result in death or is expected to be permanent.  An individual shall not be considered disabled unless executive furnishes proof of the existence thereof.  Textron may required the existence or non-existence of a disability to be determined by a physician whose selection is mutually agreed upon by the executive (or his or her representatives) and Textron.

“Pro-Rata Portion”

“Pro-Rata Portion” shall mean the number of complete or partial months of executive’s active service to Textron during the Period of Restriction divided by the number of months in the Period of Restriction.  An employee must be employed by Textron for a minimum of six month after the grant date before pro-rata Shares may be issued.

Example: On March 1, 2006, an executive was granted 2,500 Restricted Stock Units constituting the right to receive 2,500 Shares to be issued in accordance with the following vesting schedule:

Shares	Vest Dates
834	March 1, 2009
833	March 1, 2010
833	March 1, 2011

The executive terminates employment with Textron on April 5, 2009 after having attained age 55 with the completion of 10 years of vesting service.

Because the executive’s age and years of service qualify as ‘early retirement’ and executive was employed by Textron for six months after the grant date,  the executive is eligible for the issuance of a pro-rata portion of the shares. The number of shares earned would be calculated as follows:

Vest Date	Shares Issuable		Number of Complete or Partial Months Employed by Textron During the Period of Restriction (1)		Number of Months in the Period of Restriction	Pro-Rata Shares
3/1/09	834	X	38	÷	36 (2)	= 834 shares distributed March 1, 2006
3/1/10	833	X	38	÷	48 (3)	= 659.4583
3/1/11	833	X	38	÷	60 (4)	= 527.5666
					Pro-Rata Shares Earned:	1,187.0249*

(1) March 1,2006 – April 5, 2009 (37 completed plus 1 partial month)
(2) March 1,2006 – March 1, 2009
(3) March 1,2006 – March 1, 2010
(4) March 1,2006 – March 1, 2011

*Fractional Shares will be paid in cash. For instance, if the share price is $60 on the date that the Shares are issued, then Textron would pay the executive $1.49 (.0249 X $60 = $1.49)

TEXTRON INC.
 RESTRICTED STOCK UNIT NON-COMPETITION AGREEMENT
(5/2007)

You have been granted Restricted Stock Units (“RSUs”) pursuant to the Textron 2007 Long-Term Incentive Plan (the “Plan”).  Textron grants Restricted Stock Units to attract, retain and reward employees, to increase stock ownership and identification with Textron’s interests, and to provide incentive for remaining with and enhancing the value of Textron over the long-term.  In consideration for granting Restricted Stock Units to you, please acknowledge that you have read and agree to this Restricted Stock Unit Non-Competition Agreement by signing the attached Notice of Grant of Restricted Stock Unit and Restricted Stock Unit Agreement.

Agreement regarding Your Restricted Stock Units

1.	Forfeiture of RSU Shares and required repayment if you engage in certain competitive activities
If at any time during the Period of Restriction (as defined in the Notice of Grant of Restricted Stock Unit and Restricted Stock Unit Agreement) while you are a Company employee, or within two years after the termination of your employment, you do any of the following activities:

(a)	engage in any business which competes with the Company’s business (as defined in Paragraph 2) within the Restricted Territory (as defined in Paragraph 3); or

(b)
solicit customers, business or orders or sell any products and services (i) in competition with the Company’s business within the Restricted Territory or (ii) for any business, wherever located, that competes with the Company’s business within the Restricted Territory; or

(c)	divert, entice or otherwise take away customers, business or orders of the Company within the Restricted Territory, or attempt to do so; or

(d)	promote or assist, financially or otherwise, any firm, corporation or other entity engaged in any business which competes with the Company’s business within the Restricted Territory;

then your right to receive all  shares (“RSU Shares”) issuable pursuant to your Restricted Stock Units shall be forfeited effective the date you enter into such activity, and you will be required to repay Textron an amount equal to the fair market value of any RSU Shares issued to you on the date beginning 180 days prior to the earlier of (a) your termination of employment or (b) the date you engage in such activity, or at any time after such date.  The Organization and Compensation Committee of the Board of Directors (or its duly appointed agent) may require, in its discretion, that you return any RSU Shares that you hold rather than paying the cash equivalent of the gain realized on that investment. You will be in violation of Paragraph 1 if you engage in any or all of the activities discussed in this Paragraph directly as an individual or indirectly as an employee, representative, consultant or in any other capacity on behalf of any firm, corporation or other entity.

2.      Company’s business – Defined for the purpose of this Agreement:

(a)	the Company shall include Textron and all subsidiary, affiliated or related companies or operations of Textron, and

(b)
the Company’s business shall include the products manufactured, marketed and sold and/or the services provided by any operation of the Company for which you have worked or to which you were assigned or had responsibility (either direct or supervisory), at the time of the termination of your employment and any time during the two-year period prior to such termination.

3.	Restricted Territory – Defined For the purpose of Paragraph 1, the Restricted Territory shall be defined as and limited to:

(a)
the geographic area(s) within a one hundred (100) mile radius of any and all Company location(s) in or for which you have worked or to which you were assigned or had responsibility (either direct or supervisory), at the time of the termination of your employment and at any time during the two-year period prior to such termination; and

(b)
all of the specific customer accounts, whether within or outside of the geographic area described in (a) above, with which you have had any contact or for which you have had any responsibility (either direct or supervisory), at the time of termination of your employment and at any time during the two-year period prior to such termination.

4.	Forfeiture of RSU Shares and required repayment if you engage in certain solicitation activities
If you directly or indirectly solicit or induce or attempt to solicit or induce any employee(s), sales representative(s), agent(s) or consultant(s) of the Company to terminate their employment, representation or other association with the Company, then your right to receive all RSU Shares shall be forfeited effective the date you enter into such activity and you will be required to repay Textron an amount equal to the fair market value of any RSU Shares issued to you on the date beginning 180 days prior to the earlier of (a) your termination of employment or (b) the date you engage in such activity, or at any time after such date.  The Organization and Compensation Committee of the Board of Directors (or its duly appointed agent) may require, in its discretion, that you return any RSU Shares that you hold rather than paying the cash equivalent of the gain realized on that investment.

5.	Forfeiture of RSU Shares and required repayment if you disclose confidential information
You specifically acknowledge that any trade secrets or confidential business and technical information of the Company or its suppliers or customers, whether reduced to writing, maintained on any form of electronic media, or maintained in your mind or memory and whether compiled by you or the Company, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use; that reasonable efforts have been made by the Company to maintain the secrecy of such information; that such information is the sole property of the Company or its suppliers or customers and that any retention, use or disclosure of such information by you during your employment (except in the course of performing your duties and obligations of employment with the Company) or after termination thereof, shall constitute a misappropriation of the trade secrets of the Company or its suppliers or customers.  If you directly or indirectly misappropriate any such trade secrets, then your right to receive all RSU Shares shall be forfeited effective the date you enter into such activity and you will be required to repay Textron an amount equal to the fair market value of any RSU Shares issued to you on the date beginning 180 days prior to the earlier of (a) your termination of employment or (b) the date you engage in such activity, or at any time after such date.  The Organization and Compensation Committee of the Board

of Directors (or its duly appointed agent) may require, in its discretion, that you return any RSU Shares that you hold rather than paying the cash equivalent of the gain realized on that investment.

6.     Organization and Compensation Committee Discretion
You may be released from your obligations under Paragraph 1, 4 and 5 above only if the Organization and Compensation Committee of the Board of Directors (or its duly appointed agent) determines in its sole discretion that such action is in the best interests of Textron.

7.     Severability
The parties agree that each provision contained in this Agreement shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses herein.  Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity or subject, then such provisions shall be construed by the appropriate judicial body by limiting and reducing it or them, so as to be enforceable to the extent compatible with the applicable law.